EXHIBIT 3.01


[STATE SEAL]                   DEAN HELLER
                               Secretary of State
                               204 North Carson Street, Suite 1
                               Carson City, Nevada  85701-4299
                               (775) 684-5708
                               Website:  secretaryofstate.biz

                                     [STAMPED/HANDWRITTEN: FILED # /S/ C27994-97
                                                                   -------------

                                                          [STAMPED: SEP 28 2004]

                                                      [STAMPED: IN THE OFFICE OF
                                                                     [ILLEGIBLE]
                                                DEAN HELLER, SECRETARY OF STATE]

                                            [ABOVE SPACE IS FOR OFFICE USE ONLY]

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                            CERTIFICATE OF AMENDMENT
                       (PURSUANT TO NRS 78.385 AND 78.390)
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IMPORTANT:  READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.    Name of corporation: REWARD ENTERPRISES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

      Article VI of the Articles of Incorporation of the Corporation shall be amended to read as follows:

      Article VI - Authorized Shares

      The Corporation shall have the authority to issue Five Billion (5,000,000,000) shares of Common Stock, $.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share. The Board of Directors is expressly vested with the authority to determine and establish, from time to time by duly adopted resolutions, the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
      52.08%.

4.    Effective date of filing (optional):

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            (must not be later  than 20 days  after  the  certificate  is filed)

5.    Officer Signature (required): /s/ Earl Ingarfield
                                    -----------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. schedule.